                                                                 Exhibit (13)(a)


                                  IBM MUTUAL FUNDS

                                 PURCHASE AGREEMENT


     IBM Mutual Funds (the "Trust), a business trust organized under the laws of The Commonwealth of Massachusetts, and IBM Credit Investment Management Corporation (the "Manager"), a corporation organized under the laws of the State of Delaware, hereby agree as follows:

     1. The Trust offers the Manager and the Manager hereby purchases 5,000 shares of the investment fund offered by the Trust called the IBM Large Company Index Fund and 5,000 shares of the investment fund offered by the Trust called the IBM Small Company Index Fund, in each case having a par value of $.001 per share (the "Shares") at a price of $10 per Share. The Manager hereby acknowledges receipt of the Shares and the Trust hereby acknowledges receipt from the Manager of $100,000 in full payment for the Shares.

     2. The Manager represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

     3. The Manager's right under this Purchase Agreement to purchase the Shares is not assignable.

     4. The Trust represents that a copy of its Declaration of Trust dated February 22, 1990, as amended from time to time (the "Trust Agreement"), is on file with the Secretary of The Commonwealth of Massachusetts and with the Boston City Clerk.

     5. The Trust and the Manager agree that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Trust individually or to impose any liability on any of them or any shareholder of the Trust personally, but shall bind only the trust property of the Trust as provided in the Trust Agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of July, 1990.


                              IBM MUTUAL FUNDS


                              By:  /s/  HARRY L. KAVETAS
                                 ----------------------------------
                                   Harry L. Kavetas
                                   Chairman of the Board


ATTEST:


          ILLEGIBLE
--------------------------

                              IBM CREDIT INVESTMENT MANAGEMENT CORPORATION


                              By:  /s/  JESSE J. GREENE, JR.
                                 ----------------------------------
                                   Jesse J. Greene, Jr.
                                   President


ATTEST:


     ROSE WATSON GOODLEY
--------------------------

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